Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

Malvern Bancorp, Inc.

Paoli, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-184445 and 333-207214) of Malvern Bancorp, Inc. of our reports dated December 23, 2015, relating to the consolidated financial statements and the effectiveness of Malvern Bancorp, Inc.’s internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2015.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

December 23, 2015